Exhibit 99.1

Media Contact:	Analyst Contacts:
Eric Boomhower	Bryant Potter	Susan Wright
(800 562-9308)	(803 217-6916)	(803 217-4436)

SCANA Reports Financial Results for Fourth Quarter and Full Year 2015, Reaffirms 2016 Guidance, and Issues Long-term Guidance

Cayce, S.C., February 18, 2016... SCANA Corporation (NYSE: SCG) today announced earnings for the fourth quarter and full year 2015.

For the year ended December 31, 2015, SCANA reported earnings of $746 million, or $5.22 per share, compared to earnings of $538 million, or $3.79 per share, for the same period in 2014. Year to date 2015 earnings include a $201 million, net of tax gain or $1.41 per share, from the sale of two subsidiaries, Carolina Gas Transmission (CGT) and SCANA Communications, Inc. (SCI).

“2015 was certainly an eventful year,” said Jimmy Addison, Executive Vice President and Chief Financial Officer. “We sold two subsidiaries during the first quarter of the year, experienced a thousand year flood in parts of our SCE&G service territory, had a change in the structure of the New Nuclear construction team, and again experienced a positive electric margin impact from weather in both the winter and summer seasons, with abnormal weather contributing 8 cents per share to electric margins.”

SCANA’s earnings for the fourth quarter of 2015 were $98 million, or 69 cents per share, compared to earnings of $105 million, or 73 cents per share, for the fourth quarter of 2014.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for 2015 at South Carolina Electric & Gas Company (SCE&G), SCANA’s principal subsidiary, were $480 million, or $3.35 per share, compared to $458 million, or $3.23 per share, in 2014. Electric margins were higher due primarily to a Base Load Review Act rate increase and customer growth. The adoption of new depreciation rates for electric and common utility property following the completion of a customary depreciation study and its subsequent approval by the Public Service Commission of South Carolina also contributed to increased earnings for the year. These items were offset by a lower weather contribution to electric margins and increases in expenses related to our capital program including interest expense, property taxes, and share dilution. For the full year 2015, abnormal weather (compared to historical average) increased earnings by 8 cents per share, compared to 21 cents per share for the full year 2014. For the fourth quarter of 2015, SCE&G reported earnings of $75 million, or 52 cents per share, compared to $75 million, or 53 cents per share, in the same quarter of 2014. Abnormal weather decreased earnings by 14 cents per share in the fourth quarter of 2015, compared to a decrease of 2 cents per share in the same quarter of 2014. At year-end 2015, SCE&G was serving approximately 698,000 electric customers and 347,000 natural gas customers, up 1.5 and 2.7 percent, respectively, over 2014.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported 2015 earnings of $54 million, or 38 cents per share, compared to $55 million, or 39 cents per share, in 2014. The decrease is primarily attributable to increased O&M and depreciation expenses. Reported earnings in the fourth quarter of 2015 were $24 million, or 17 cents per share, compared to $23 million, or 16 cents per share in the fourth quarter of 2014. At year-end 2015, PSNC Energy was serving approximately 534,000 customers, an increase of 2.5 percent over the previous year.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported 2015 earnings of $19 million, or 13 cents per share, compared to $26 million, or 18 cents per share, in 2014. Earnings in the fourth quarter of 2015 were $1 million, or 1 cent per share, compared to $10 million, or 7 cents per share in the fourth quarter of 2014. These decreases are primarily attributable to lower throughput due to warmer than normal weather during the fourth quarter of 2015.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include SCANA Energy Marketing, the holding company, and prior to their sales, CGT and SCI, reported earnings of $194 million, or $1.36 per share in 2015, compared to a loss of $1 million, or 1 cent per share in 2014. This increase is mainly attributable to gains on the sales of CGT and SCI during the first quarter of 2015. For the fourth quarter of 2015, these businesses reported a loss of $2 million, or 1 cent per share, compared to a loss of $3 million, or 3 cents per share in the fourth quarter of 2014. This change is primarily attributable to lower interest expense at the holding company, partially offset by the forgone earnings contributions from the subsidiaries that were sold during the first quarter of 2015.

EARNINGS OUTLOOK

The Company reaffirms its guidance for 2016 GAAP-adjusted weather-normalized earnings per share of $3.90 to $4.10, with an internal target of $4.00 per share.

The Company is increasing the lower end of the band of its average annual growth rate target for GAAP-Adjusted Weather Normalized earnings per share from 3 percent to 4 percent. The new guidance is 4 to 6 percent over the next 3 to 5 years. The Company is also resetting its base year to 2015 GAAP-Adjusted Weather Normalized earnings per share of $3.73 (reflecting a downward adjustment of 8 cents per share to normalize weather in the electric business and $1.41 per share to remove the gains on the sales of CGT and SCI).

In addition to the guidance information above, which is provided using a GAAP-Adjusted Weather Normalized basis, the following information is provided in accordance with SEC Regulation G. Based on 2015 GAAP earnings per share of $5.22, the Company’s targeted average annual earnings per share growth rate is negative 6 to 0 percent over the next 3 to 5 years due to the impact of the gains on the sales of the subsidiaries and incremental electric margins due to favorable weather in 2015.

The Company's management believes that these non-GAAP earnings and earnings growth measures provide a meaningful representation of the Company's fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management's opinion, these non-GAAP measures serve as useful indicators of the financial results of the Company's primary businesses and as a basis for management's provision of earnings guidance and growth projections. In addition, management uses these non-GAAP measures in making resource allocation and other budgetary and operational decisions. These non-GAAP measures are not intended to replace the GAAP measures of earnings per share or average annual earnings per share growth rate, but are offered as supplements to those GAAP measures.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 3:00 p.m. ET on Thursday, February 18, 2016. The call-in numbers for the conference call are 1-888-347-3258 (US), 1-855-669-9657 (Canada) and 1-412-902-4279 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through March 3, 2016. The telephone replay numbers are 1-877-344-7529 (US), 1-855-669-9658 (Canada), and 1-412-317-0088 (International). The event code for the telephone replay is 10078636.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through March 3, 2016.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 698,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures.  In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements.  Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) legislative and regulatory actions, particularly changes in electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems; (8) growth opportunities for SCANA’s regulated and other subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA’s subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission, including nuclear generating facilities; (14) the results of efforts to operate the Company’s electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation and nuclear generation; (15) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (16) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon quality and prices, for our construction program, operations and maintenance; (17) the results of efforts to ensure the physical and cyber security of key assets and processes; (18) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (19) the availability of skilled, licensed, and experienced human resources to properly manage, operate, and grow the Company’s businesses; (20) labor disputes; (21) performance of SCANA’s pension plan assets; (22) changes in and realization of taxes and tax credits, including production tax credits for new nuclear units; (23) inflation or deflation; (24) compliance with regulations; (25) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (26) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

SCANA and SCE&G disclaim any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating Revenues:
Electric(1,2,3)	$543	$595	$2,551	$2,622
Gas-Regulated	200	288	811	1,028
Gas-Nonregulated	213	331	1,018	1,301
Total Operating Revenues	956	1,214	4,380	4,951

Operating Expenses:
Fuel Used in Electric Generation	136	158	660	793
Purchased Power	14	27	52	81
Gas Purchased for Resale	256	437	1,287	1,729
Other Operation and Maintenance(1)	188	205	715	728
Depreciation and Amortization(3)	90	98	358	384
Other Taxes	58	55	234	229
Total Operating Expenses	742	980	3,306	3,944

Gain on sale of CGT, net of transaction costs(4)	-	-	234	-

Operating Income	214	234	1,308	1,007

Other Income (Expense)
Other Income(1,2)	19	20	75	122
Other Expense	(17)	(25)	(60)	(64)
Gain on sale of SCI, net of transaction costs(4)	-	-	107	-
Interest Charges, Net	(82)	(81)	(318)	(312)
Allowance for Equity Funds Used During Construction	7	7	27	33
Total Other Income (Expense)	(73)	(79)	(169)	(221)

Income Before Income Tax Expense	141	155	1,139	786
Income Tax Expense(4)	43	50	393	248

Net Income	$98	$105	$746	$538

Earnings Per Share of Common Stock	$0.69	$0.73	$5.22	$3.79
Weighted Average Shares Outstanding (Millions):	142.9	142.6	142.9	141.9
Dividends Declared Per Share of Common Stock	$0.545	$0.525	$2.18	$2.10

Note (1): Pursuant to an Order of the Public Service Commission of South Carolina (SCPSC) related to SCE&G’s demand side management program, SCE&G’s electric revenue for the fourth quarter of 2014 was adjusted downward $4 million. Under that Order, the Company concurrently recognized, within other income, $4 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities.  Also pursuant to Orders of the SCPSC, for the year ended December 31, 2014, SCE&G’s electric revenues were adjusted downward $69 million, $46 million of which is related to fuel cost recovery and $23 million of which relates to SCE&G’s demand side management program.  Under those Orders the Company concurrently recognized, within other income, $64 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities, and applied, as an offset to operation and maintenance expense, $5 million of its storm damage reserve, also previously recorded as a regulatory liability.
Note (2): Pursuant to an Order of the SCPSC related to SCE&G’s demand side management program, SCE&G’s electric revenue for the year ended December 31, 2015 reflects a downward adjustment of $5 million.  Under that Order, SCE&G concurrently recognized, within other income, $5 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts previously recorded as regulatory liabilities.

Note (3): During the third quarter of 2015, the SCPSC approved SCE&G’s adoption of updated, lower depreciation rates for its electric and common utility assets effective as of January 1, 2015. The SCPSC also approved SCE&G’s request that the reduction relating to the first half of 2015’s depreciation expense resulting from the adoption of these depreciation rates be offset with a corresponding reduction to recovery of fuel costs (electric revenue). As such, depreciation expense for the fourth quarter and year ended December 31, 2015 reflects a decrease of $7 million and $29 million, respectively, and electric revenue for the year ended December 31, 2015 reflects a reduction of approximately $14.5 million.
Note (4): In the first quarter of 2015, SCANA sold two of its subsidiaries, CGT and SCI. The sales were closed on January 31st and February 20th of 2015, respectively. The gain on the sale of CGT was $136 million, or 95 cents per share, net of taxes and the gain on the sale of SCI was $65 million, or 46 cents per share, net of taxes.

Earnings per Share by Company:
(Unaudited)
	Quarter Ended December 31,
	GAAP		GAAP-Adjusted Weather-Normalized EPS (Non-GAAP)
	2015	2014	2015	2014
SC Electric & Gas	$0.52	$0.53	$0.66	$0.55
PSNC Energy	0.17	0.16	0.17	0.16
SCANA Energy-Georgia	0.01	0.07	0.01	0.07
Corporate and Other (4)	(0.01)	(0.03)	(0.01)	(0.03)
Earnings per Share	$0.69	$0.73	$0.83	$0.75

	Year Ended December 31,
	GAAP		GAAP-Adjusted Weather-Normalized EPS (Non-GAAP)
	2015	2014	2015	2014
SC Electric & Gas	$3.35	$3.23	$3.27	$3.02
PSNC Energy	0.38	0.39	0.38	0.39
SCANA Energy-Georgia	0.13	0.18	0.13	0.18
Corporate and Other (4)	1.36	(0.01)	(0.05)	(0.01)
Earnings per Share	$5.22	$3.79	$3.73	$3.58

Variances in Earnings per Share:
(Unaudited)
	Quarter Ended December 31,
	GAAP	GAAP-Adjusted Weather-Normalized EPS (Non-GAAP)
2014 Earnings per Share	$0.73	$0.75

Variances:
Electric Margin and Other Income (Non-Weather)(1,2,3)	0.07	0.07
Electric Margin (Weather)	(0.12)	-
Natural Gas Margin	(0.12)	(0.12)
Operation and Maintenance Expense(1)	0.08	0.08
Depreciation(3)	0.04	0.04
Property Taxes	(0.01)	(0.01)
Effective Tax Rate Change	0.02	0.02
Variances in Earnings per Share	(0.04)	0.08

2015 Earnings per Share	0.69	$0.83

	Twelve Months Ended December 31,
	GAAP	GAAP-Adjusted Weather-Normalized EPS (Non-GAAP)
2014 Earnings per Share	$3.79	$3.58

Variances:
Electric Margin and Other Income (Non-Weather)(1,2,3)	0.36	0.36
Electric Margin (Weather)	(0.13)	-
Natural Gas Margin	(0.28)	(0.28)
Operation and Maintenance Expense(1)	0.06	0.06
Depreciation(3)	0.13	0.13
Interest Expense (Net of AFUDC)	(0.06)	(0.06)
Property Taxes	(0.02)	(0.02)
Effective Tax Rate Change	(0.01)	(0.01)
Dilution	(0.03)	(0.03)
Gain on Sales of Subsidiaries, net of taxes (4)	1.41	-
Variances in Earnings per Share	1.43	0.15

2015 Earnings per Share	$5.22	$3.73